UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

CLECO CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2030 Donahue Ferry Road Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 22, 2005, the board of directors of Cleco Corporation (the “Company” or “Cleco”) announced its plans to name Michael H. Madison as the new chief executive officer and president of the Company and to make him a director. The board of directors anticipates taking these actions at its annual board meeting immediately following the annual meeting of shareholders to be held on May 5, 2005. The Company announced in December 2004 that David M. Eppler, the Company’s current chief executive officer and president, had notified the Company’s board of directors that he intended to retire in June 2005 or later in the year if necessary to facilitate an orderly management transition. Mr. Eppler is expected to resign as chief executive officer and president and as a director immediately prior to the board meeting. The board of directors also announced that it plans to appoint, effective on May 5, 2005, Dilek Samil to the position of president and chief operating officer of Cleco Power LLC (“Cleco Power”), the Company’s electric utility subsidiary, and Kathleen Nolen as chief financial officer of the Company and Cleco Power. A copy of the press release relating to the board announcement is furnished with this report as Exhibit 99.1.

Mr. Madison, who is 56, has been the president and chief operating officer of Cleco Power since October 2003. He was the state president, Louisiana-Arkansas with American Electric Power (“AEP”) from June 2000 to September 2003 and the president of Southwestern Electric Power Company (“SWEPCO”) and the chairman of the AEP/SWEPCO operating company board from May 1998 to June 2000.

Ms. Samil, who is 49, has been executive vice president and chief financial officer of the Company and Cleco Power since April 2004 and was the senior vice president finance and chief financial officer of the Company and Cleco Power from October 2001 to April 2004. She was the vice president of special projects, FPL Group, Inc. from June 2000 to October 2001 and vice president of finance, FPL Energy, from September 1999 to June 2000.

Ms. Nolen, who is 44, has been treasurer of the Company and Cleco Power since December 2000 and assistant corporate secretary of the Company and Cleco Power since July 2003. She was assistant treasurer of the Company and Cleco Power from May 1999 to December 2000.

Employment Agreements

Cleco has employment agreements with Mr. Madison, Ms. Samil and Ms. Nolen (collectively, the “Executive Officers”). Each agreement provides generally for the payment of a minimum annual salary, participation in all Cleco benefit plans and programs applicable to Cleco’s executive officers, and reimbursement of employment-related expenses incurred during the term of employment. Under the agreements, the 2005 base salary for Mr. Madison is $300,000, for Ms. Samil is $269,000 and for Ms. Nolen is $162,750.

Each agreement provides for an initial three-year term that renews annually for one additional year, unless either Cleco or the Executive Officer gives notice prior to renewal that such officer’s term of employment will not be extended. The agreements also generally require, among other things, the Executive Officer not to disclose confidential information related to Cleco and, for a period of one year after termination, not to hire Cleco officers, employees or agents, or solicit or divert any customer or supplier of Cleco.

Under the agreements, no severance is payable if Cleco terminates Mr. Madison, Ms. Samil or Ms. Nolen for cause or he or she terminates other than on account of a constructive termination (generally, a material reduction in base compensation, authority or duties). If the Executive Officer terminates on account of death or disability, he or she is entitled to a prorated bonus for the year of termination. If Cleco terminates the Executive Officer, without cause, or the Executive Officer terminates on account of a constructive termination, he or she is entitled to the following: (a) payment of at least 100% of his or her annual base compensation; (b) payment of an incentive bonus payable in the target amount for the year of termination; (c) full vesting of service requirements under Cleco Power’s Supplemental Executive Retirement Plan, or SERP; (d) continued group medical coverage paid for by Cleco for up to 18 months after such termination; and (e) payment of certain relocation benefits.

Under the agreements, if a change in control occurs and Cleco terminates the Executive Officer’s employment without cause or the Executive Officer terminates his or her employment for good reason, either within 60 days before or 36 months after such change in control, the Executive Officer will receive change in control benefits in lieu of any severance obligation otherwise payable under the agreement. As used in the agreements, the term “change in control” generally includes the following events:

•	Any person or group becomes the direct or indirect beneficial owner of 20% or more of Cleco’s outstanding voting securities;

•	The majority of Cleco’s board of directors changes during a 24-month period;

•	As a result of a merger or consolidation, less than 80% of the surviving corporation’s outstanding voting securities are owned by former Cleco shareholders (excluding the affiliates of any party to the transaction);

•	Cleco sells, leases or otherwise disposes of all or substantially all of its assets;

•	Cleco’s shareholders approve a plan of dissolution or liquidation;

•	Cleco sells, leases or otherwise disposes of all or substantially all of its interest in Cleco Power; or

•	Certain other significant events that Cleco would be required to report in a proxy statement.

The change in control benefits provided under the agreements for the Executive Officers consist of: (a) an amount equal to three times the executive’s annual base compensation plus target incentive; (b) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the Executive Officer under Cleco’s long-term incentive plans; (c) full vesting of service requirements under the SERP and a minimum benefit; (d) an amount equal to Cleco’s maximum matching contribution obligation under the Cleco Savings and Investment Plan for a three-year period; (e) continued group medical coverage paid for by Cleco for up to three years or until similar coverage is obtained; and (f) certain relocation benefits. In the event of a change in control, payments (for item (a) above) under the agreements for Mr. Madison, Ms. Samil and Ms. Nolen, using the base annual compensation and target incentive for 2005, would be approximately $1,350,000, $1,170,150 and $634,725, respectively.

If the Executive Officer’s employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, the Executive Officer is entitled to the following: (a) payment of at least 100% of his or her annual base compensation; (b) an incentive bonus payable in the target amount for the year of termination; (c) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the executive under Cleco’s long-term incentive plans; (d) full vesting of service requirements under the SERP and a minimum benefit; (e) continued group medical coverage; and (f) relocation benefits. A business transaction is defined as the sale, lease or other disposition of all or a substantial portion of the assets of (or interests in) Cleco or an affiliate, to an entity other than another affiliate, as determined by the compensation committee of the board of directors, other than a transaction that constitutes a change in control.

Under the agreements, payments to Mr. Madison, Ms. Samil and Ms. Nolen in connection with a change in control or business transaction will be increased, to the extent necessary, to offset the effects of any golden parachute excise taxes payable with respect to such payments.

Item 7.01 Regulation FD Disclosure.

Mr. Eppler is making a presentation at the Berenson & Company and The Williams Capital Group Southeast Seminar in Boston, Massachusetts on March 23, 2005. A copy of the slides (the “Slides”) that Mr. Eppler will use in his presentation is furnished with this report as Exhibit 99.2. The information in the Slides is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in the Slides will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in the Slides is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or of any of its subsidiaries, including Cleco Power.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are furnished herewith:

99.1	Press Release issued March 22, 2005 announcing the Board of Directors’ plan to name Mr. Madison as the Company’s new chief executive officer and president on May 5, 2005.

99.2	Slides from David M. Eppler’s Presentation to be given at the Berenson & Company and The Williams Capital Group Southeast Seminar in Boston, Massachusetts on March 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLECO CORPORATION

Date: March 23, 2005	By:	/s/ R. Russell Davis
R. Russell Davis
Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release issued March 22, 2005 announcing the Board of Directors’ plan to name Mr. Madison as the Company’s new chief executive officer and president on May 5, 2005.

99.2	Slides from David M. Eppler’s Presentation to be given at the Berenson & Company and The Williams Capital Group Southeast Seminar in Boston, Massachusetts on March 23, 2005.